                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Trendwest Resorts, Inc.:


We consent to the use of our report dated February 6, 2001, except as to note 18, which is as of February 21, 2001, relating to the consolidated balance sheets of Trendwest Resorts, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000 included herein, and to the reference to our firm under the headings "Experts" and "Selected Combined and Consolidated Financial Data" in the prospectus.

/s/ KPMG LLP
Seattle, Washington


July 5, 2001